Citigroup Global Markets Holdings Inc.	May 22, 2023 Medium-Term Senior Notes, Series N Pricing Supplement No. 2023-USNCH17320 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-270327 and 333-270327-01

Single Observation ELKS® Based on the United States Natural Gas Fund, LP Due February 23, 2024

Overview

These Single Observation Equity Linked Securities (ELKS®), which we refer to as the “securities,” are unsecured senior debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer a monthly coupon payment at a per annum rate that is generally higher than the rate we would pay on conventional debt securities of the same maturity. In exchange for this higher coupon, you will be exposed to the risk that, if a downside event (as described below) occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive shares of the United States Natural Gas Fund, LP (or, in our sole discretion, cash based on the value of those shares) that are worth significantly less than the stated principal amount and may be worth nothing.

Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any cash or underlying shares due under the securities if we and Citigroup Inc. default on our obligations. All payments and/or deliveries on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying shares:	Shares of the United States Natural Gas Fund, LP (NYSE Arca symbol: “UNG”) (the “underlying share issuer” or “ETF”)
Aggregate stated principal amount:	$500,000
Stated principal amount:	$1,000 per security
Strike date:	May 19, 2023
Pricing date:	May 22, 2023
Issue date:	May 25, 2023
Valuation date:	February 20, 2024, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	February 23, 2024
Coupon:	16.50% per annum, or 12.375% for the term of the securities.
Coupon payment dates:	The 23rd day of each February, August and November, beginning in August 2023. If any coupon payment date is not a business day, the payment to be made on that coupon payment date will be made on the next succeeding business day with the same force and effect as if made on that coupon payment date. No interest will accrue as a result of any delayed payment.
Payment at maturity:

For each $1,000 security you hold at maturity, you will be entitled to receive the final coupon payment plus:

▪   If a downside event occurs:
a number of underlying shares equal to the equity ratio (or, in our sole discretion, cash in an amount equal to the equity ratio multiplied by the final share price)

▪   If a downside event does not occur:
$1,000 in cash

If a downside event occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or, in our sole discretion, cash based on the value thereof) expected to be worth less than 50.00% of the stated principal amount and may be worth nothing. Although you will be subject to the risk of a decline in the price of the underlying shares, you will not participate in any appreciation of the underlying shares over the term of the securities. The number of full underlying shares and any cash in lieu of a fractional underlying share that you receive at maturity will be calculated based on the aggregate number of securities you then hold.

Downside event:	A downside event will occur if the final share price is less than the downside threshold price
Downside threshold price:	$3.730, 50.00% of the initial share price
Initial share price:	$7.46, the closing price of the underlying shares on the strike date
Final share price:	The closing price of the underlying shares on the valuation date
Equity ratio:	134.04826, the stated principal amount divided by the initial share price
Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17331AFY2 / US17331AFY29
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000.00	$2.00	$998.00
Total:	$500,000.00	$1,000.00	$499,000.00

(1) On the date of this pricing supplement, the estimated value of the securities is $944.00 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $2.00 for each security sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-4.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. ES-01-09 dated March 7, 2023     Prospectus Supplement and Prospectus each dated March 7, 2023

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity or, in the case of a delisting of the underlying shares, could give us the right to call the securities prior to maturity for an amount that may be less than the stated principal amount. These events, including market disruption events and other events affecting the underlying shares, and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of the Valuation Date,” “—Dilution and Reorganization Adjustments” and “—Delisting, Liquidation or Termination of an ETF,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Delisting, Liquidation or Termination of an Underlying ETF. If a termination event occurs with respect to the underlying shares as described in the accompanying product supplement in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting, Liquidation or Termination of an Underlying ETF”, and if as of any date of determination the calculation agent has not selected any successor ETF that is available on such date of determination, the closing price with respect to the underlying shares on such date of determination will be determined by the calculation agent in good faith and in a commercially reasonable manner.

Underlying Shares Prospectus. In addition to this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus, you should read the prospectus for the underlying shares on file at the SEC website, which can be accessed via the hyperlink below. The contents of that prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof.

Prospectus for the United States Natural Gas Fund, LP dated April 26, 2023:

https://www.sec.gov/Archives/edgar/data/1376227/000117120023000270/i23225_ung-424b3.htm

PS-2

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The table below illustrates what you will receive at maturity of the securities for a range of hypothetical closing prices of the underlying shares on the valuation date. For ease of analysis, figures below have been rounded.

The table below is based on the following hypothetical values and assumptions in order to illustrate how the securities work (and does not reflect the actual initial share price, equity ratio, downside threshold price, coupon rate or dividend yield on the underlying shares):

Initial share price:	$100.00 (the hypothetical closing price of the underlying shares on the pricing date)
Equity ratio:	10.00000 (the $1,000 stated principal amount per security divided by the hypothetical initial share price)
Downside threshold price:	$50.00 (50.00% of the hypothetical initial share price)
Coupon:	16.50% per annum (12.375% for the term of the securities)
Term:	9 months

The following hypothetical examples assume that the closing price of the underlying shares on the valuation date is the same as the closing price of the underlying shares on the maturity date.

Hypothetical closing price of the underlying shares on the valuation date	Hypothetical percentage change from the initial share price to the final share price	Value of the underlying shares or cash amount at maturity(1) per security	Total coupon payments per security	Total value received per security	Total return of the securities
$0.00	-100.00%	$0.00	$123.75	$123.75	-87.625%
$25.00	-75.00%	$250.00	$123.75	$373.75	-62.625%
$49.99	-50.01%	$499.90	$123.75	$623.65	-37.635%
$50.00	-50.00%	$1,000.00	$123.75	$1,123.75	12.375%
$75.00	-25.00%	$1,000.00	$123.75	$1,123.75	12.375%
$90.00	-10.00%	$1,000.00	$123.75	$1,123.75	12.375%
$100.00	0.00%	$1,000.00	$123.75	$1,123.75	12.375%
$110.00	10.00%	$1,000.00	$123.75	$1,123.75	12.375%
$125.00	25.00%	$1,000.00	$123.75	$1,123.75	12.375%
$150.00	50.00%	$1,000.00	$123.75	$1,123.75	12.375%
$200.00	100.00%	$1,000.00	$123.75	$1,123.75	12.375%

(1) Based on the closing price on the valuation date. If we elect to deliver any underlying shares as payment at maturity, you will receive such underlying shares on the maturity date. Excludes final coupon payment.

The above table does not illustrate all possible variations in what you will receive at maturity. The examples above are intended to illustrate how what you will receive at maturity will depend on whether the closing price of the underlying shares on the valuation date is less than the downside threshold price and, if less, by how much.

PS-3

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying shares. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page ES-4 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If a downside event occurs, you will not receive the stated principal amount of your securities at maturity and, instead, will receive underlying shares (or, in our sole discretion, cash based on the value thereof) expected to be worth less than the stated principal amount and may be worth nothing.

We may elect, in our sole discretion, to pay you cash at maturity in lieu of delivering any underlying shares. If we elect to pay you cash at maturity in lieu of delivering any underlying shares, the amount of that cash may be less than the market value of the underlying shares on the maturity date because the market value will likely fluctuate between the valuation date and the maturity date. Conversely, if we do not exercise our cash election right and instead deliver underlying shares to you on the maturity date, the market value of such underlying shares may be less than the cash amount you would have received if we had exercised our cash election right. We will have no obligation to take your interests into account when deciding whether to exercise our cash election right.

▪	The initial share price, which was set on the strike date, may be higher than the closing price of the underlying shares on the pricing date. If the closing price of the underlying shares on the pricing date is less than the initial share price that was set on the strike date, the terms of the securities may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the securities but with the initial share price set on the pricing date.

▪	The securities will be adversely affected by volatility in the price of the underlying shares. The more volatile the price of the underlying shares, the more likely it is that a downside event will occur and that you will not receive the full stated principal amount of your securities at maturity. In general, the higher the coupon on the securities, the greater the expected likelihood as of the pricing date that a downside event will occur and, as a result, that you will receive underlying shares at maturity (or, in our sole discretion, cash based on the value thereof) worth less than the stated principal amount.

▪	The securities offer downside exposure, but no upside exposure, to the underlying shares. You will not participate in any appreciation in the price of the underlying shares over the term of the securities. Consequently, any positive return on the securities will be limited to the coupon payments and may be significantly less than the return on the underlying shares over the term of the securities. In addition, you will not receive any dividends or other distributions or have any other rights with respect to the underlying shares over the term of the securities.

▪	The occurrence of a downside event depends on the closing price of the underlying shares on a single day, which makes the securities particularly sensitive to the volatility of the underlying shares. What you receive at maturity will depend solely on the final share price of the underlying shares on the valuation date, and not on any other day during the term of the securities. If the final share price of the underlying shares on the valuation date is less than the downside threshold price, a downside event will occur and you will not receive the full stated principal amount of your securities at maturity, even if the closing price of the underlying shares is greater than the downside threshold price on other dates during the term of the securities. Because the performance of the securities depends on the closing price of the underlying shares on a single day, the securities will be particularly sensitive to volatility in the closing price of the underlying shares. You should understand that the underlying shares have historically been highly volatile.

▪	Your payment at maturity depends on the closing price of the underlying shares on a single day. Because your payment at maturity depends on the closing price of the underlying shares solely on the valuation date, you are subject to the risk that the closing price of the underlying shares on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested directly in the underlying shares or in another instrument linked to the underlying shares that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the underlying shares, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

PS-4

Citigroup Global Markets Holdings Inc.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying shares, the dividend yield on the underlying shares and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay investors in the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the price and volatility of the underlying shares and a number of other factors, including the price and volatility of the instruments held by the ETF and the dividend yield on the underlying shares, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the price of the underlying shares may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

PS-5

Citigroup Global Markets Holdings Inc.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The performance of the underlying shares may not fully replicate the performance of the price of natural gas. United States Commodity Funds, LLC, the general partner of United States Natural Gas Fund, LP, is responsible for investing the assets of the United States Natural Gas Fund, LP in accordance with the objectives and policies of the United States Natural Gas Fund, LP. The assets of the United States Natural Gas Fund, LP consist primarily of investments in futures contracts for natural gas that are traded on the New York Mercantile Exchange, ICE Futures or other U.S. and foreign exchanges (collectively, “natural gas futures contracts”) and other natural gas interests such as cash-settled options on natural gas futures contracts, forward contracts for natural gas, cleared swap contracts, and over-the-counter transactions that are based on the price of natural gas, crude oil, other petroleum-based fuels, and indices based on the foregoing (collectively, “other natural gas interests” and together with natural gas futures contracts, “natural gas interests”). The United States Natural Gas Fund, LP seeks to achieve its investment objective by investing in a mix of natural gas futures contracts and other natural gas interests such that changes in the net asset value of the United States Natural Gas Fund, LP will closely track the changes in the price of a specified natural gas futures contract (the “benchmark natural gas futures contract”). The United States Natural Gas Fund, LP’s general partner believes that the benchmark natural gas futures contract historically has exhibited a close correlation with the spot price of natural gas. There is no assurance that the general partner of the United States Natural Gas Fund, LP will successfully implement its investment strategy and there is a risk that changes in the price of the underlying shares will not closely track changes in the spot price of natural gas. This could happen if the price of the underlying shares does not correlate closely with the United States Natural Gas Fund, LP’s net asset value; changes in the United States Natural Gas Fund, LP’s net asset value do not closely correlate with changes in the price of the benchmark natural gas futures contract; or changes in the price of the benchmark natural gas futures contract do not closely correlate with changes in the cash or spot price of natural gas.

▪	Risks associated with investments in securities with concentration in energy commodities. Market prices of the commodities and commodity futures contracts comprising the United States Natural Gas Fund, LP tend to be highly volatile. Commodity market prices are not related to the value of a future income or earnings stream, as tends to be the case with fixed income and equity investments, but are subject to rapid fluctuations based on numerous factors, including changes in supply and demand relationships, governmental programs and policies, national and international monetary, trade, political and economic events, changes in interest and exchange rates, speculation and trading activities in commodities and related contracts, drought, floods, weather, and agricultural, trade, fiscal and exchange control policies, embargoes and tariffs. The markets for many commodities are also highly cyclical.

The United States Natural Gas Fund, LP invests in exchange-traded futures contracts for natural gas, other types of crude oil, gasoline, and other petroleum-based fuels. The shares of the United States Natural Gas Fund, LP may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector. The prices of these exchange-traded futures contracts are subject to the risks and hazards inherent in this industry, which can cause prices to widely fluctuate. The cost of drilling, completing and operating wells for natural gas is uncertain, and a number of factors can delay or prevent drilling operations or production, including fire, explosions, blow-outs, pipe failure, abnormally pressured formations, environmental hazards and mechanical difficulties or shortages or delays in the delivery of drilling rigs and other equipment. Sudden disruptions in the supplies of energy commodities, such as those caused by war, natural events, accidents or acts of terrorism, may cause prices of energy commodities futures contracts to become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing energy commodities, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of energy commodities. Demand for energy commodities is generally linked to economic activity, and will tend to reflect general economic conditions. Additionally, demand for energy commodities may be reduced as a result of increases in energy efficiency, substitution and energy conservation.

These factors may have a larger impact on commodity prices and commodity linked instruments than on traditional fixed income and equity securities. These variables may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. These and other factors may affect the price of the underlying shares, and thus the value of your securities, in unpredictable or unanticipated ways. The high volatility and cyclical nature of commodity markets may render such an investment inappropriate as the focus of an investment portfolio.

▪	The market price of natural gas futures may change unpredictably and affect the value of the securities in unforeseen ways. The price of natural gas futures is primarily affected by the global demand for, and supply of, natural gas. Natural gas is used primarily for residential and commercial heating and in the production of electricity. Natural gas has also become an increasingly popular source of energy in the United States, both for consumers and industry. However, because natural gas can be used as a substitute for coal and oil in certain circumstances, the price of coal and oil influence the price of natural gas. The level of global industrial activity influences the demand for natural gas. The demand for natural gas has traditionally been cyclical, with higher demand during the winter months and lower demand during relatively warmer summer months. Seasonal temperatures in countries throughout the world can also heavily influence the demand for natural gas. The world’s supply of natural gas is concentrated in the former Soviet Union, the Middle East, Europe and Africa. In general, the supply of natural gas is based on

PS-6

Citigroup Global Markets Holdings Inc.

competitive market forces. Inadequate supply at any one time leads to price increases, which signal to production companies the need to increase the supply of natural gas to the market. The ability of production companies to supply natural gas, however, is dependent on a number of factors. Factors that affect the short term supply of natural gas include the availability of skilled workers and equipment, permitting and well development, as well as weather and delivery disruptions (e.g., hurricanes, labor strikes and wars). In addition, production companies face more general barriers to their ability to increase the supply of natural gas, including access to land, the expansion of pipelines and the financial environment. These factors, which are not exhaustive, are interrelated and can have complex and unpredictable effects on the supply for, and the price of, natural gas.

▪	The underlying shares may be more volatile and more susceptible to price fluctuations of commodity futures contracts than an index or fund that provides broad commodity exposure. In contrast to an index or fund that includes or holds contracts on natural gas and non-natural gas commodities, the United States Natural Gas Fund, LP primarily invests in contracts only on natural gas. As a result, price volatility in the contracts held by the United States Natural Gas Fund, LP, will likely have a greater impact on the United States Natural Gas Fund, LP than it would on an index or fund with broad commodity exposure. In addition, because the United States Natural Gas Fund, LP omits principal market sectors composing the commodity market, the United States Natural Gas Fund, LP will be less representative of the economy and commodity markets as a whole and will therefore not serve as a reliable benchmark for commodity market performance generally.

▪	Holders of the securities will not benefit from regulatory protections of the Commodity Futures Trading Commission. The securities are our direct obligations. The net proceeds to be received by us from the sale of the securities will not be used to purchase or sell any commodities futures contracts or options on futures contracts for the benefit of the holders of securities. An investment in the securities does not constitute either an investment in any commodities futures contracts or options on futures contracts for your benefit, and holders of the securities will not benefit from the regulatory protections of the Commodity Futures Trading Commission (the “CFTC”) afforded to persons who trade in such contracts.

▪	Legal and regulatory changes could adversely affect the return on and value of your securities. Futures contracts related to natural gas are subject to extensive statutes, regulations and margin requirements. The CFTC and the exchange on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, commodity futures exchanges have regulations designed to limit the amount of fluctuations in futures contract prices. These limits could adversely affect the market prices of futures contracts on natural gas.

In addition, the regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities. In October 2020, the CFTC adopted rules to establish revised or new limits on the size of the positions any person may hold in 25 agricultural, metals and energy futures contracts and futures, options and swaps that are economically equivalent to those futures contracts. The limits apply to a person’s combined position in the specified 25 futures contracts and options on futures (“core referenced futures contracts”), futures and options on futures directly or indirectly linked to the core referenced futures contracts, and economically equivalent swaps. These rules came into effect on January 1, 2022 for covered futures and options on futures contracts and on January 1, 2023 for covered swaps. The rules may reduce liquidity in the exchange-traded market for futures contracts on natural gas, which may, in turn, have an adverse effect on your payment at maturity. Market participants may decide, or be required, to sell their positions in futures contracts on natural gas as a result of these rules. While the effects of these or other regulatory developments are difficult to predict, if broad market selling were to occur, it would likely lead to declines, possibly significant declines, in the price of futures contracts on natural gas and therefore, the value of the securities.

▪	Our offering of the securities does not constitute a recommendation of the underlying shares. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying shares is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or in instruments related to the underlying shares over the term of the securities and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying shares. These and other activities of our affiliates may affect the price of the underlying shares in a way that has a negative impact on your interests as a holder of the securities.

▪	The price of the underlying shares may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the underlying shares and other financial instruments related to the underlying shares and may adjust such positions during the term of the securities. Our affiliates also trade the underlying shares and other financial instruments related to the underlying shares on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the price of the underlying shares in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	You will have no rights and will not receive dividends with respect to the underlying shares unless and until you receive underlying shares at maturity. You should understand that you will not receive any dividend payments under the securities. In addition, if any change to the underlying shares is proposed, such as an amendment to the underlying share issuer’s organizational documents, you will not have the right to vote on such change, but you will be subject to such change in the event you receive underlying shares at maturity. Any such change may adversely affect the market price of the underlying shares.

PS-7

Citigroup Global Markets Holdings Inc.

▪	Even if the underlying share issuer pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the underlying shares unless the amount of the dividend per underlying share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per underlying share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying shares by the amount of the dividend per underlying share. If the underlying share issuer pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	The securities will not be adjusted for all events that could affect the price of the underlying shares. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares would not.

▪	The securities may become linked to shares of an issuer other than the original underlying share issuer upon the occurrence of a reorganization event or upon the delisting of the underlying shares. For example, if the underlying share issuer enters into a merger agreement that provides for holders of the underlying shares to receive shares of another entity, the shares of such other entity will become the underlying shares for all purposes of the securities upon consummation of the merger. Additionally, if the underlying shares are delisted or the ETF is otherwise terminated, the calculation agent may, in its sole discretion, select shares of another ETF to be the underlying shares. See “Description of the Securities—Dilution and Reorganization Adjustments,” and “—Delisting, Liquidation or Termination of an ETF” in the accompanying product supplement.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events, events with respect to the underlying share issuer that may require a dilution adjustment or the delisting of the underlying shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Changes that affect the underlying shares may affect the value of your securities. The sponsor of the underlying shares may at any time make methodological changes or other changes in the manner in which it operates that could affect the value of the underlying shares. We are not affiliated with the underlying sponsor and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the underlying shares and the value of and your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

As described in “United States Federal Tax Considerations” below, in connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the securities, it is possible that other persons having withholding or information reporting responsibility in respect of the securities may treat a security differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a security to a non-U.S. investor as subject to withholding tax at a rate of 30%.

If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

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Citigroup Global Markets Holdings Inc.

Information About the United States Natural Gas Fund, LP

The United States Natural Gas Fund, LP, a Delaware limited partnership, is a commodity pool that continuously issues common shares of beneficial interest that may be purchased and sold on the NYSE Arca. The investment objective of the United States Natural Gas Fund, LP is for the daily changes in percentage terms of the net asset value of the shares of the United States Natural Gas Fund, LP to reflect the daily changes in percentage terms of the spot price of natural gas delivered at the Henry Hub, Louisiana, as measured by the daily changes in the price of a specified short-term futures contract on natural gas (the “benchmark natural gas futures contract”), less the United States Natural Gas Fund, LP’s expenses. The benchmark natural gas futures contract is the futures contract on natural gas traded on the New York Mercantile Exchange that is the near month contract to expire, except when the near month contract is within two weeks of expiration, in which case it will be measured by the futures contract that is the next month contract to expire.

The United States Natural Gas Fund, LP is managed and controlled by United States Commodity Funds LLC (“USCF”). Information provided to or filed with the SEC by the United States Natural Gas Fund, LP pursuant to the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-263570 and 001-33096, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the United States Natural Gas Fund, LP trade on the NYSE Arca under the ticker symbol “UNG.”

You may receive underlying shares of the United States Natural Gas Fund, LP at maturity. Therefore, in making your decision to invest in the securities, you should review the prospectus related to the United States Natural Gas Fund, LP on file at the SEC, which can be accessed via the hyperlink below.

Prospectus dated April 26, 2023:

https://www.sec.gov/Archives/edgar/data/1376227/000117120023000270/i23225_ung-424b3.htm

The contents of that prospectus and any documents incorporated by reference therein are not incorporated by reference herein or in any way made a part hereof.

We have derived all information regarding the United States Natural Gas Fund, LP from publicly available information and have not independently verified any information regarding the United States Natural Gas Fund, LP. This pricing supplement relates only to the securities and not to the United States Natural Gas Fund, LP. We make no representation as to the performance of the United States Natural Gas Fund, LP over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the United States Natural Gas Fund, LP is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing price of the underlying shares of the United States Natural Gas Fund, LP on May 22, 2023 was $7.00.

The graph below shows the closing price of the underlying shares of the United States Natural Gas Fund, LP for each day such price was available from January 2, 2013 to May 22, 2023. We obtained the closing prices and other information below from Bloomberg L.P., without independent verification. You should not take the historical prices of the underlying shares of the United States Natural Gas Fund, LP as an indication of future performance.

United States Natural Gas Fund, LP – Historical Closing Prices* January 2, 2013 to May 22, 2023

* The red line indicates the downside threshold price of $3.730, equal to 50.00% of the closing price on May 19, 2023.

PS-9

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a security as a put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the security (the “Deposit”). In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Under this treatment:

•	a portion of each coupon payment made with respect to the securities will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will treat 33.46% of each coupon payment as interest on the Deposit and 66.54% as Put Premium.

Assuming the treatment of a security as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the securities. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,” if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, under current law you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations – Tax Consequences to Non-U.S. Holders – Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“Underlying Securities”) or indices that include Underlying Securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2025 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any Underlying Security and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

While we currently do not intend to withhold on payments on the securities to Non-U.S. Holders (subject to compliance with the applicable certification requirements and the discussion in the accompanying product supplement regarding “FATCA”), in light of the uncertain treatment of the securities other persons having withholding or information reporting responsibility in respect of the securities may treat some or all of each coupon payment on a security as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the securities. We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-10

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $2.00 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $2.00 for each security they sell. For the avoidance of doubt, any fees or selling concessions described in this pricing supplement will not be rebated if the securities are automatically redeemed prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately two months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the two-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., and Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated March 7, 2023, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on March 8, 2023, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

PS-11

Citigroup Global Markets Holdings Inc.

Alexia Breuvart, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Associate General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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PS-12